--------------------------
                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated  average  burden
                                                      hours per response......11
                                                      --------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                           (Amendment No. _________)*


                             Vintage Petroleum, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.005 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    927460105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 29, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 54 Pages
                         Exhibit Index Found on Page 51

                                       13D

===================
CUSIP No. 927460105
===================


------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Asset Management, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,131,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,131,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,131,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 2 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday G.P. (U.S.), L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,131,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,131,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,131,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 3 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,131,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,131,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,131,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 4 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,131,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,131,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,131,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 5 of 54 Pages

                                       13D
====================
CUSIP No. 927460105
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Saurabh K. Mittal
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            India
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,131,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,131,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,131,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 6 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    74,400
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     74,400
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            74,400
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 7 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    764,800
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     764,800
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            764,800
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 8 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    865,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     865,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            865,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 9 of 54 Pages

                                       13D
====================
CUSIP No. 927460105
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    115,300
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     115,300
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            115,300
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                              Page 10 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    97,400
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     97,400
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            97,400
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                              Page 11 of 54 Pages

                                       13D
====================
CUSIP No. 927460105
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            New York
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    27,400
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     27,400
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            27,400
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                              Page 12 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Offshore Investors II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Cayman Islands
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    855,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     855,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            855,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                              Page 13 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    1,331,100
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     1,331,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,331,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            2.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================


                              Page 14 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    2,800,500
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     2,800,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,800,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                              Page 15 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,131,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,131,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,131,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 16 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,131,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,131,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,131,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 17 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,131,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,131,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,131,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 18 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,131,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,131,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,131,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 19 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,131,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,131,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,131,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 20 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,131,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,131,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,131,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 21 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,131,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,131,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,131,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 22 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Jason E. Moment
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,131,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,131,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,131,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 23 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,131,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,131,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,131,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 24 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,131,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,131,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,131,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 25 of 54 Pages

                                       13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,131,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,131,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,131,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 26 of 54 Pages

                                      13D
===================
CUSIP No. 927460105
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 4,131,600 Shares, which is 6.1% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                     SOLE VOTING POWER
                             7
         NUMBER OF                   -0-
                         ------------===========================================
          SHARES                     SHARED VOTING POWER
       BENEFICIALLY          8
         OWNED BY                    4,131,600
                         ------------===========================================
           EACH                      SOLE DISPOSITIVE POWER
                             9
         REPORTING                   -0-
        PERSON WITH      ------------===========================================
                                     SHARED DISPOSITIVE POWER
                             10
                                     4,131,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            4,131,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 27 of 54 Pages

Item 1.  Security And Issuer
------   -------------------

     This statement relates to shares of Common Stock, par value $0.005 per share (the "Shares"), of Vintage Petroleum, Inc. (the "Company"). The Company's principal offices are located at 110 West Seventh Street, Tulsa, Oklahoma 74119.

Item 2.  Identity And Background
------   -----------------------

         (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Noonday Sub-adviser Entities
         --------------------------------

                  (i) Noonday G.P. (U.S.), L.L.C., a Delaware limited liability company which is a sub-investment adviser(1) to each of the Funds and the Managed Accounts (the "First Noonday Sub-adviser"), with respect to all of the Shares held by the Funds and the Managed Accounts;

                  (ii) Noonday Asset Management, L.P., a Delaware limited partnership, which is a sub-investment adviser(1) to each of the Funds and the Managed Accounts (the "Second Noonday Sub-adviser"), with respect to all of the Shares held by the Funds and the Managed Accounts; and

                  (iii) Noonday Capital, L.L.C., a Delaware limited liability company which is the general partner of the Second Noonday Sub-adviser (the "Noonday General Partner"), with respect to all of the Shares held by the Funds and the Managed Accounts.

         The First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Noonday General Partner are together referred to herein as the "Noonday Sub-adviser Entities."

         The Noonday Managing Members
         ----------------------------

                  (iv) David I. Cohen ("Cohen") and Saurabh K. Mittal ("Mittal"), the managing members of both the First Noonday Sub-adviser and the Noonday General Partner, with respect to all of the Shares held by the Funds and the Managed Accounts.

-------------------------
(1) The First Noonday Sub-adviser and the Second Noonday Sub-adviser entered into certain subadvisory arrangements with the Management Company and the Farallon General Partner effective as of January 1, 2005, pursuant to which the First Noonday Sub-adviser and the Second Noonday Sub-adviser were granted investment discretion over all of the assets of the Noonday Fund and certain of the assets of the Farallon Funds and the Managed Accounts.


                              Page 28 of 54 Pages

         Cohen and Mittal are referred to herein as the "Noonday Individual Reporting Persons."

         The Noonday Fund
         ----------------

                  (v) Noonday Capital Partners, L.L.C., a Delaware limited liability company (the "Noonday Fund"), with respect to the Shares held by it.

         The Farallon Funds
         ------------------

                  (vi) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;

                  (vii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

                  (viii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares held by it;

                  (ix)     Farallon Capital Institutional  Partners III, L.P., a
                           Delaware  limited   partnership  ("FCIP  III"),  with
                           respect to the Shares held by it;

                  (x)      Tinicum   Partners,   L.P.,   a  New   York   limited
                           partnership ("Tinicum"), with respect to the Shares held by it; and

                  (xi) Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership ("FCOI II"), with respect to the Shares held by it.

         FCP, FCIP, FCIP II, FCIP III, Tinicum and FCOI II are together referred to herein as the "Farallon Funds." The Noonday Fund and the Farallon Funds are together referred to herein as the "Funds."

         The Management Company
         ----------------------

                  (xii) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts").

        The Farallon General Partner
        ----------------------------

                  (xiii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds and the managing member of the Noonday Fund (the "Farallon General Partner"), with respect to the Shares held by each of the Funds.


                              Page 29 of 54 Pages

         The Farallon Managing Members
         -----------------------------

                  (xiv) The following persons who are managing members of both the Farallon General Partner and the Management Company, with respect to the Shares held by the Funds and the Managed Accounts: Chun R. Ding ("Ding"), William F. Duhamel ("Duhamel"), Charles E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Jason E. Moment ("Moment"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Ding, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Moment, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Farallon Individual Reporting Persons." The Noonday Individual Reporting Persons and the Farallon Individual Reporting Persons are together referred to herein as the "Individual Reporting Persons."
         (b)      The address of the principal  business and principal office of
(i) the Funds, the Management Company and the Farallon General Partner is One Maritime Plaza, Suite 1325, San Francisco, California 94111, (ii) the Noonday Sub-adviser Entities is 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202, and (iii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.
         (c) The principal business of each of the Funds is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the First Noonday Sub-adviser and the Second Noonday Sub-adviser is to act as a sub-investment adviser to the Funds and the Managed Accounts. The principal business of the Noonday General Partner is to act as the general partner of the Second Noonday Sub-adviser. The principal business of the Management Company is that of a registered investment adviser. The principal business of the Farallon General Partner is to act as the general partner of the Farallon Funds and the managing member of the Noonday Fund. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.


                              Page 30 of 54 Pages

         (d) None of the Funds, the Noonday Sub-adviser Entities, the Management Company, the Farallon General Partner or the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e) None of the Funds, the Noonday Sub-adviser Entities, the Management Company, the Farallon General Partner or the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f) The citizenship of each of the Funds, the Noonday Sub-adviserEntities, the Management Company and the Farallon General Partner is set forth above. Each of the Individual Reporting Persons other than Mittal is a citizen of the United States. Mittal is a citizen of India.
         The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 3.  Source And Amount Of Funds And Other Consideration
------   --------------------------------------------------

         The net investment cost (including commissions) for the Shares held by each of the Funds and the Managed Accounts is set forth below:

     Entity                  Shares Acquired             Approximate Net
     ------                  ---------------             ---------------
                                                         Investment Cost
                                                         ---------------

     Noonday Fund                  74,400                   $3,904,802
     FCP                          764,800                  $40,418,563
     FCIP                         865,600                  $45,215,477
     FCIP II                      115,300                   $6,103,518
     FCIP III                      97,400                   $5,110,567
     Tinicum                       27,400                   $1,449,396
     FCOI II                      855,600                  $45,029,096
     Managed Accounts           1,331,100                  $70,264,470

                              Page 31 of 54 Pages

         The consideration for such acquisitions was obtained as follows: (i) with respect to the Noonday Fund, FCP, Tinicum and FCOI II, from working capital, and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by the Noonday Fund, FCP, Tinicum and FCOI II at Goldman, Sachs & Co.; (ii) with respect to FCIP, FCIP II and FCIP III, from working capital; and (iii) with respect to the Managed Accounts, from the working capital of the Managed Accounts and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. The Noonday Fund, FCP, Tinicum, FCOI II and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Item 4.  Purpose Of The Transaction
------   --------------------------

         The purpose of the acquisition of the Shares is for investment, and the acquisitions of the Shares by each of the Funds and the Managed Accounts were made in the ordinary course of business and were not made for the purpose of acquiring control of the Company.

         Although no Reporting Person has any specific plan or proposal to acquire or dispose of Shares, consistent with its investment purpose, each Reporting Person at any time and from time to time may acquire additional Shares or dispose of any or all of its Shares depending upon an ongoing evaluation of the investment in the Shares, prevailing market conditions, other investment opportunities, liquidity requirements of the Reporting Person and/or other investment considerations. No Reporting Person has made a determination regarding a maximum or minimum number of Shares which it may hold at any point in time.


                              Page 32 of 54 Pages

         Also, consistent with their investment intent, the Reporting Persons may engage in communications with one or more shareholders of the Company, one or more officers of the Company, and/or one or more members of the board of directors of the Company regarding the Company, including but not limited to its operations.

         Except to the extent the foregoing may be deemed a plan or proposal, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.

Item 5.  Interest In Securities Of The Issuer
------   ------------------------------------

         (a)      The Funds
                  ---------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Fund is incorporated herein by reference for each such Fund. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 67,214,748 Shares outstanding as of October 31, 2005 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended September 30, 2005 filed with the Securities and Exchange Commission on November 8, 2005.

                  (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Funds in the past 60 days are set forth on Schedules A-G hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.


                              Page 33 of 54 Pages

                  (e)      Not applicable.

         (b)      The Noonday Sub-adviser Entities
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Sub-adviser Entity is incorporated herein by reference for each such Noonday Sub-adviser Entity.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser, and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Funds as reported herein. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.

         (c)      The Noonday Individual Reporting Persons
                  ----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Individual Reporting Person is incorporated herein by reference for each such Noonday Individual Reporting Person.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Funds. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Managed Accounts. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner.


                              Page 34 of 54 Pages

                           The  Farallon   Individual   Reporting   Persons  are
                           managing members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.

         (d)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Management Company on behalf of the Managed Accounts in the past 60 days are set forth on Schedule H hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

         (e)      The Farallon General Partner
                  ----------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e)      Not applicable.


                              Page 35 of 54 Pages

         (f)      The Farallon Individual Reporting Persons
                  -----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Funds as reported herein. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.

         The Shares reported hereby for the Funds are owned directly by the Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The First Noonday
Sub-adviser and the Second Noonday Sub-adviser, as sub-investment advisers to the Funds and the Managed Accounts, may be deemed to be the beneficial owners of all such Shares owned by the Funds and the Managed Accounts. The Noonday General Partner, as general partner to the Second Noonday Sub-adviser, may be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The Noonday Individual Reporting Persons, as managing members of both the First Noonday Sub-adviser and the Noonday General Partner may each be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such


                              Page 36 of 54 Pages

Shares owned by the Managed Accounts. The Farallon General Partner, as general partner to the Farallon Funds and managing member of the Noonday Fund, may be deemed to be the beneficial owner of all such Shares owned by the Funds. The Farallon Individual Reporting Persons, as managing members of both the Management Company and the Farallon General Partner with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. Each of the Noonday Sub-adviser Entities, the Management Company, the Farallon General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 6.  Contracts, Arrangements, Understandings Or
------   -------------------------------------------
         Relationships With Respect To Securities Of The Issuer
         ------------------------------------------------------

         Except as described above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to the transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

Item 7.  Materials To Be Filed As Exhibits
------   ---------------------------------

         There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended. There is filed herewith as Exhibit 2 a power of attorney executed by Jason E. Moment, which is incorporated herein by reference.




                              Page 37 of 54 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 9, 2006


                       /s/ Monica R. Landry
                    ----------------------------------------
                    NOONDAY CAPITAL, L.L.C.,
                    On its own behalf
                    and as the General Partner of
                    NOONDAY ASSET MANAGEMENT, L.P.
                    By Monica R. Landry,
                    Attorney-in-fact


                       /s/ Monica R. Landry
                    ----------------------------------------
                    NOONDAY G.P. (U.S.), L.L.C.
                    By Monica R. Landry,
                    Attorney-in-fact


                       /s/ Monica R. Landry
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                    On its own behalf,
                    as the General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
                    FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.,
                    and as the  Managing Member of
                    NOONDAY CAPITAL PARTNERS, L.L.C.
                    By Monica R. Landry,
                    Managing Member


                       /s/ Monica R. Landry
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.
                    By Monica R. Landry,
                    Managing Member



                              Page 38 of 54 Pages

                       /s/ Monica R. Landry
                    ---------------------------------------
                    Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Saurabh K. Mittal, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly

         The Powers of Attorney executed by Duhamel, Fried, Mellin, Millham, Steyer and Wehrly authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Ding and Schrier authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Persons with respect to the Common Stock of Salix Pharmaceuticals, Ltd., are hereby incorporated by reference. The Powers of Attorney executed by Ellwein and Patel authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004, by such Reporting Persons with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Noonday G.P. (U.S.), L.L.C., Noonday Asset Management, L.P., Noonday Capital, L.L.C. and Cohen authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 5 to the Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005, by such Reporting Persons with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Power of Attorney executed by Mittal authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 6 to the Schedule 13G filed with the Securities and Exchange Commission on October 5, 2005, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Power of Attorney executed by Moment authorizing Landry to sign and file this Schedule 13D on his behalf, which is filed as Exhibit 2 to this
Schedule 13D, is hereby incorporated by reference.








                              Page 39 of 54 Pages

                                                                         ANNEX 1

         Set forth below with respect to the Noonday Sub-adviser Entities, the Management Company and the Farallon General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each Individual Reporting Person is the following information: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The First Noonday Sub-adviser
         -----------------------------

         (a)      Noonday G.P. (U.S.), L.L.C.
         (b)      c/o Noonday Asset Management, L.P.
                  227 West Trade Street, Suite 2140
                  Charlotte, North Carolina 28202
         (c)      Serves as sub-investment adviser to investment funds
         (d)      Delaware limited liability company
         (e)      Managing Members: David I. Cohen and Saurabh K. Mittal

2.       The Second Noonday Sub-adviser
         ------------------------------

         (a)      Noonday Asset Management, L.P.
         (b)      227 West Trade Street, Suite 2140
                  Charlotte, North Carolina 28202
         (c)      Serves as sub-investment adviser to investment funds
         (d)      Delaware limited partnership
         (e) David I. Cohen and Saurabh K. Mittal, the managing members of its general partner

3.       The Noonday General Partner
         ---------------------------

         (a)      Noonday Capital, L.L.C.
         (b)      c/o Noonday Asset Management, L.P.
                  227 West Trade Street, Suite 2140
                  Charlotte, North Carolina 28202
         (c)      Serves as general partner of the Second Noonday Sub-adviser
         (d)      Delaware limited liability company
         (e)      Managing Members: David I. Cohen and Saurabh K. Mittal

4.       The Noonday Individual Reporting Persons
         ----------------------------------------

         Cohen is a citizen of the United States. Mittal is a citizen of India. The business address of each of the Noonday Individual Reporting Persons is c/o Noonday Asset Management, L.P., 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202. The principal occupation of each of the Noonday Individual Reporting Persons is serving as the managing member of both the First Noonday Sub-adviser and the Noonday General Partner. The Noonday Individual Reporting Persons do not have any additional information to disclose


                              Page 40 of 54 Pages
         with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

5.       The Management Company
         ----------------------

         (a)      Farallon Capital Management, L.L.C.
         (b)      One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as investment adviser to various managed accounts
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Alice F. Evarts, Richard B. Fried, Monica R. Landry, William F.
                  Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Gregory S. Swart and Mark C. Wehrly, Managing Members.

6.       The Farallon General Partner
         ----------------------------

         (a)      Farallon Partners, L.L.C.
         (b)      c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as general partner to investment partnerships
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Alice F. Evarts, Richard B. Fried, Monica R. Landry, William F.
                  Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Gregory S. Swart and Mark C. Wehrly, Managing Members.

7.       Managing Members of the Management Company and the Farallon General
         -------------------------------------------------------------------
         Partner
         -------

         Each of the managing members of the Management Company and the Farallon General Partner other than Swart is a citizen of the United States. Swart is a citizen of New Zealand. The business address of each of the managing members of the Management Company and the Farallon General Partner is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of both the Management Company and the Farallon General Partner. The principal occupation of each other managing member of the Management Company and the Farallon General Partner is serving as a managing member of both the Management Company and the Farallon General Partner. None of the managing members of the Management Company and the Farallon General Partner has any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the
         Schedule 13D.






                              Page 41 of 54 Pages

                                   SCHEDULE A
                                   ----------

                        NOONDAY CAPITAL PARTNERS, L.L.C.
                        --------------------------------


                               NO. OF SHARES                  PRICE
        TRADE DATE               PURCHASED                 PER SHARE ($)
       ------------              ---------                ---------------

         11/7/2005                 2,600                      51.30
         11/7/2005                 4,200                      51.21
         11/9/2005                 1,000                      50.85
         11/9/2005                   500                      50.74
        11/14/2005                   300                      50.29
        11/14/2005                   100                      50.27
        11/15/2005                 2,500                      50.62
        11/15/2005                 1,000                      50.52
        11/18/2005                   700                      50.78
        11/18/2005                 1,000                      50.42
        11/29/2005                   600                      52.18
        11/30/2005                 1,500                      52.45
        11/30/2005                   300                      52.43
         12/1/2005                 2,000                      53.44
         12/1/2005                 1,000                      53.74
         12/1/2005                 1,500                      53.10
         12/1/2005                 1,000                      53.03
        12/15/2005                 1,200                      54.49
        12/15/2005                 1,300                      54.63
        12/16/2005                   500                      53.98
        12/16/2005                   500                      53.90
        12/20/2005                 2,600                      54.24
        12/20/2005                 1,500                      54.37
        12/21/2005                 1,400                      54.85
        12/21/2005                 1,800                      54.97
        12/29/2005                 6,000                      53.39
        12/29/2005                   700                      53.57
        12/29/2005                   100                      53.35
        12/29/2005                 1,500                      53.35
          1/3/2006                   300                      55.31
          1/3/2006                   400                      55.73
          1/3/2006                   100                      55.81
          1/5/2006                   400                      55.08
          1/6/2006                 6,000                      55.73
          1/6/2006                   100                      55.76



                              Page 42 of 54 Pages

                                   SCHEDULE B
                                   ----------

                         FARALLON CAPITAL PARTNERS, L.P.
                         -------------------------------


                               NO. OF SHARES                  PRICE
        TRADE DATE               PURCHASED                 PER SHARE ($)
       ------------              ---------                ---------------

         11/7/2005                22,900                      51.30
         11/7/2005                36,600                      51.21
         11/9/2005                 7,600                      50.85
         11/9/2005                 4,000                      50.74
        11/14/2005                 2,200                      50.29
        11/14/2005                   800                      50.27
        11/15/2005                 9,000                      50.52
        11/15/2005                22,500                      50.62
        11/18/2005                 5,500                      50.78
        11/18/2005                 7,900                      50.42
        11/29/2005                 4,100                      52.18
        11/30/2005                 2,100                      52.43
        11/30/2005                11,700                      52.45
         12/1/2005                 8,500                      53.03
         12/1/2005                 8,500                      53.74
         12/1/2005                17,000                      53.44
         12/1/2005                12,500                      53.10
        12/15/2005                10,200                      54.63
        12/15/2005                 9,500                      54.49
        12/16/2005                 5,500                      53.90
        12/16/2005                 5,500                      53.98
        12/20/2005                30,600                      54.24
        12/20/2005                17,500                      54.37
        12/21/2005                14,200                      54.85
        12/21/2005                17,300                      54.97
        12/29/2005                19,500                      53.35
        12/29/2005                78,000                      53.39
        12/29/2005                 1,500                      53.35
        12/29/2005                 9,200                      53.57
          1/3/2006                   800                      55.59
          1/3/2006                 9,000                      55.73
          1/3/2006                 5,900                      55.31
          1/3/2006                 2,600                      55.81
          1/5/2006                 7,600                      55.08
          1/5/2006                   700                      55.09
          1/6/2006               100,600                      55.73
          1/6/2006                 1,400                      55.76


                              Page 43 of 54 Pages

                                   SCHEDULE C
                                   ----------

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
                  ---------------------------------------------


                               NO. OF SHARES                  PRICE
        TRADE DATE               PURCHASED                 PER SHARE ($)
       ------------              ---------                ---------------

         11/7/2005                40,500                      51.30
         11/7/2005                64,800                      51.21
         11/9/2005                 7,000                      50.74
         11/9/2005                13,400                      50.85
        11/14/2005                 1,200                      50.27
        11/14/2005                 3,300                      50.29
        11/15/2005                17,500                      50.62
        11/15/2005                 7,000                      50.52
        11/18/2005                 4,900                      50.78
        11/18/2005                 7,000                      50.42
        11/29/2005                 2,100                      52.18
        11/30/2005                 6,000                      52.45
        11/30/2005                 1,100                      52.43
         12/1/2005                 4,600                      53.74
         12/1/2005                 6,800                      53.10
         12/1/2005                 4,600                      53.03
         12/1/2005                 9,300                      53.44
        12/15/2005                11,700                      54.63
        12/15/2005                10,900                      54.49
        12/16/2005                 5,900                      53.90
        12/16/2005                 5,900                      53.98
        12/20/2005                17,500                      54.37
        12/20/2005                30,600                      54.24
        12/21/2005                15,900                      54.85
        12/21/2005                19,300                      54.97
        12/29/2005                 9,800                      53.57
        12/29/2005                 1,600                      53.35
        12/29/2005                20,800                      53.35
        12/29/2005                83,000                      53.39
          1/3/2006                 6,700                      55.73
          1/3/2006                 4,400                      55.31
          1/3/2006                   600                      55.59
          1/3/2006                 1,900                      55.81
          1/5/2006                   200                      55.09
          1/5/2006                 2,400                      55.08
          1/6/2006                31,800                      55.73
          1/6/2006                   400                      55.76

                              Page 44 of 54 Pages

                                   SCHEDULE D
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                ------------------------------------------------


                               NO. OF SHARES                  PRICE
        TRADE DATE               PURCHASED                 PER SHARE ($)
       ------------              ---------                ---------------

         11/7/2005                 4,500                      51.30
         11/7/2005                 7,200                      51.21
         11/9/2005                 1,400                      50.85
         11/9/2005                   700                      50.74
        11/14/2005                   100                      50.27
        11/14/2005                   300                      50.29
        11/15/2005                 1,500                      50.52
        11/15/2005                 3,800                      50.62
        11/18/2005                 1,300                      50.78
        11/18/2005                 1,900                      50.42
        11/29/2005                   400                      52.18
        11/30/2005                   200                      52.43
        11/30/2005                 1,200                      52.45
         12/1/2005                 1,000                      53.03
         12/1/2005                 1,000                      53.74
         12/1/2005                 2,000                      53.44
         12/1/2005                 1,500                      53.10
        12/15/2005                 2,400                      54.63
        12/15/2005                 2,300                      54.49
        12/16/2005                 2,300                      53.90
        12/16/2005                 2,300                      53.98
        12/20/2005                 5,800                      54.37
        12/20/2005                10,100                      54.24
        12/21/2005                 4,900                      54.85
        12/21/2005                 6,000                      54.97
        12/29/2005                 2,100                      53.57
        12/29/2005                18,000                      53.39
        12/29/2005                   300                      53.35
        12/29/2005                 4,500                      53.35
          1/3/2006                   600                      55.73
          1/3/2006                   400                      55.31
          1/3/2006                   100                      55.59
          1/3/2006                   200                      55.81
          1/5/2006                   200                      55.08
          1/6/2006                 2,600                      55.73

                              Page 45 of 54 Pages

                                   SCHEDULE E
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
                -------------------------------------------------


                               NO. OF SHARES                  PRICE
        TRADE DATE               PURCHASED                 PER SHARE ($)
       ------------              ---------                ---------------

         11/7/2005                 8,400                      51.21
         11/7/2005                 5,300                      51.30
         11/9/2005                   800                      50.74
         11/9/2005                 1,600                      50.85
        11/14/2005                   200                      50.27
        11/14/2005                   400                      50.29
        11/15/2005                 1,900                      50.52
        11/15/2005                 4,700                      50.62
        11/18/2005                 2,300                      50.42
        11/18/2005                 1,600                      50.78
        11/29/2005                   600                      52.18
        11/30/2005                 1,500                      52.45
        11/30/2005                   300                      52.43
         12/1/2005                 2,300                      53.44
         12/1/2005                 1,600                      53.10
         12/1/2005                 1,100                      53.74
         12/1/2005                 1,100                      53.03
        12/15/2005                 1,800                      54.63
        12/15/2005                 1,700                      54.49
        12/16/2005                 1,000                      53.90
        12/16/2005                 1,000                      53.98
        12/20/2005                 3,300                      54.37
        12/20/2005                 5,700                      54.24
        12/21/2005                 3,500                      54.97
        12/21/2005                 2,900                      54.85
        12/29/2005                   200                      53.35
        12/29/2005                 2,800                      53.35
        12/29/2005                 1,300                      53.57
        12/29/2005                11,000                      53.39
          1/3/2006                   400                      55.73
          1/3/2006                   300                      55.31
          1/3/2006                   100                      55.81
          1/5/2006                   100                      55.08
          1/6/2006                 1,700                      55.73

                              Page 46 of 54 Pages

                                   SCHEDULE F
                                   ----------

                             TINICUM PARTNERS, L.P.
                             ----------------------


                               NO. OF SHARES                  PRICE
        TRADE DATE               PURCHASED                 PER SHARE ($)
       ------------              ---------                ---------------

         11/7/2005                   800                      51.30
         11/7/2005                 1,200                      51.21
         11/9/2005                   300                      50.85
         11/9/2005                   100                      50.74
        11/14/2005                   100                      50.29
        11/15/2005                   600                      50.62
        11/15/2005                   300                      50.52
        11/18/2005                   200                      50.78
        11/18/2005                   300                      50.42
        11/29/2005                   100                      52.18
        11/30/2005                   100                      52.43
        11/30/2005                   300                      52.45
         12/1/2005                   400                      53.10
         12/1/2005                   300                      53.74
         12/1/2005                   500                      53.44
         12/1/2005                   300                      53.03
        12/15/2005                   500                      54.63
        12/15/2005                   500                      54.49
        12/16/2005                   300                      53.98
        12/16/2005                   300                      53.90
        12/20/2005                 1,800                      54.24
        12/20/2005                 1,000                      54.37
        12/21/2005                 1,000                      54.97
        12/21/2005                   800                      54.85
        12/29/2005                 3,000                      53.39
        12/29/2005                   100                      53.35
        12/29/2005                   400                      53.57
        12/29/2005                   800                      53.35
          1/3/2006                   200                      55.73
          1/3/2006                   100                      55.31
          1/3/2006                   100                      55.81
          1/5/2006                   200                      55.08
          1/6/2006                 2,600                      55.73

                              Page 47 of 54 Pages

                                   SCHEDULE G
                                   ----------

                  FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                  --------------------------------------------


                               NO. OF SHARES                  PRICE
        TRADE DATE               PURCHASED                 PER SHARE ($)
       ------------              ---------                ---------------

         11/7/2005                54,000                      51.21
         11/7/2005                33,800                      51.30
         11/9/2005                11,800                      50.85
         11/9/2005                 6,100                      50.74
        11/14/2005                 3,200                      50.29
        11/14/2005                 1,200                      50.27
        11/15/2005                12,600                      50.52
        11/15/2005                31,600                      50.62
        11/18/2005                12,900                      50.42
        11/18/2005                 9,000                      50.78
        11/29/2005                 7,400                      52.18
        11/30/2005                19,900                      52.45
        11/30/2005                 3,600                      52.43
         12/1/2005                20,700                      53.10
         12/1/2005                14,100                      53.74
         12/1/2005                28,300                      53.44
         12/1/2005                14,100                      53.03
        12/15/2005                14,300                      54.63
        12/15/2005                13,300                      54.49
        12/16/2005                 5,400                      53.90
        12/16/2005                 5,400                      53.98
        12/20/2005                35,000                      54.24
        12/20/2005                20,000                      54.37
        12/21/2005                14,600                      54.85
        12/21/2005                17,800                      54.97
        12/29/2005                63,000                      53.39
        12/29/2005                 1,200                      53.35
        12/29/2005                 7,400                      53.57
        12/29/2005                15,800                      53.35
          1/3/2006                 3,600                      55.31
          1/3/2006                   500                      55.59
          1/3/2006                 5,500                      55.73
          1/3/2006                 1,600                      55.81
          1/5/2006                 4,300                      55.08
          1/5/2006                   400                      55.09
          1/6/2006                   800                      55.76
          1/6/2006                58,500                      55.73

                              Page 48 of 54 Pages

                                   SCHEDULE H
                                   ----------

                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       -----------------------------------


                               NO. OF SHARES                  PRICE
        TRADE DATE               PURCHASED                 PER SHARE ($)
       ------------              ---------                ---------------

         11/7/2005                54,600                      51.21
         11/7/2005                34,000                      51.30
         11/9/2005                11,300                      50.85
         11/9/2005                 6,100                      50.74
        11/14/2005                 1,200                      50.27
        11/14/2005                 3,400                      50.29
        11/15/2005                14,700                      50.52
        11/15/2005                36,800                      50.62
        11/18/2005                10,500                      50.78
        11/18/2005                14,800                      50.42
        11/29/2005                 8,700                      52.18
        11/30/2005                 4,300                      52.43
        11/30/2005                23,900                      52.45
         12/1/2005                34,600                      53.44
         12/1/2005                17,400                      53.74
         12/1/2005                25,400                      53.10
         12/1/2005                17,400                      53.03
        12/15/2005                18,300                      54.49
        12/15/2005                20,000                      54.63
        12/16/2005                 8,000                      53.90
        12/16/2005                 8,000                      53.98
        12/20/2005                30,400                      54.37
        12/20/2005                53,300                      54.24
        12/21/2005                25,000                      54.85
        12/21/2005                30,000                      54.97
        12/29/2005                 2,200                      53.35
        12/29/2005               122,000                      53.39
        12/29/2005                30,300                      53.35
        12/29/2005                14,200                      53.57
          1/3/2006                10,800                      55.73
          1/3/2006                 7,200                      55.31
          1/3/2006                   900                      55.59
          1/3/2006                 3,000                      55.81
          1/5/2006                   900                      55.09
          1/5/2006                 8,700                      55.08
          1/6/2006                 1,800                      55.76
          1/6/2006               125,600                      55.73



                              Page 49 of 54 Pages

         11/7/2005                 5,600                      51.30
         11/7/2005                 9,000                      51.21
         11/9/2005                 1,600                      50.85
         11/9/2005                   800                      50.74
        11/14/2005                   500                      50.29
        11/14/2005                   200                      50.27
        11/15/2005                 5,000                      50.62
        11/15/2005                 2,000                      50.52
        11/18/2005                 1,900                      50.42
        11/18/2005                 1,300                      50.78
        11/29/2005                 1,000                      52.18
        11/30/2005                   500                      52.43
        11/30/2005                 2,700                      52.45
         12/1/2005                 2,000                      53.03
         12/1/2005                 2,900                      53.10
         12/1/2005                 4,000                      53.44
         12/1/2005                 2,000                      53.74
        12/15/2005                 2,600                      54.49
        12/15/2005                 2,800                      54.63
        12/16/2005                 1,100                      53.98
        12/16/2005                 1,100                      53.90
        12/20/2005                 5,300                      54.24
        12/20/2005                 3,000                      54.37
        12/21/2005                 2,700                      54.85
        12/21/2005                 3,300                      54.97
        12/29/2005                   300                      53.35
        12/29/2005                 1,900                      53.57
        12/29/2005                16,000                      53.39
        12/29/2005                 4,000                      53.35
          1/3/2006                 1,400                      55.73
          1/3/2006                   900                      55.31
          1/3/2006                   100                      55.59
          1/3/2006                   400                      55.81
          1/5/2006                 1,100                      55.08
          1/5/2006                   100                      55.09
          1/6/2006                   200                      55.76
          1/6/2006                14,600                      55.73







                              Page 50 of 54 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                        Joint Acquisition Statement Pursuant to Section
                                 240.13d-1(k)
EXHIBIT 2                        Jason E. Moment Power of Attorney


















                              Page 51 of 54 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  January 9, 2006


                          /s/ Monica R. Landry
                       --------------------------------------------
                       NOONDAY CAPITAL, L.L.C.,
                       On its own behalf
                       and as the General Partner of
                       NOONDAY ASSET MANAGEMENT, L.P.
                       By Monica R. Landry,
                       Attorney-in-fact


                          /s/ Monica R. Landry
                       ----------------------------------------
                       NOONDAY G.P. (U.S.), L.L.C.
                       By Monica R. Landry,
                       Attorney-in-fact









                              Page 52 of 54 Pages

                       /s/ Monica R. Landry
                    ------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                    On its own behalf,
                    as the General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
                    FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.,
                    and as the  Managing Member of
                    NOONDAY CAPITAL PARTNERS, L.L.C.
                    By Monica R. Landry,
                    Managing Member


                       /s/ Monica R. Landry
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.
                    By Monica R. Landry,
                    Managing Member


                       /s/ Monica R. Landry
                    ---------------------------------------
                    Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly



                              Page 53 of 54 Pages

                                                                       EXHIBIT 2
                                                                              to
                                                                    SCHEDULE 13D




                                POWER OF ATTORNEY

         The undersigned hereby appoints each of Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly his true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's position as managing member of Farallon Capital Management, L.L.C. and/or Farallon Partners, L.L.C., and granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof. The authority of each of Chun R. Ding, William F. Duhamel, Charles E.
Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or Schedule 13Gs unless revoked earlier in writing.


                                              /s/ Jason E. Moment
Date: January 9, 2006                  By: -----------------------------
                                              Name: Jason E. Moment






                              Page 54 of 54 Pages